Exhibit 10.27

LEASE AGREEMENT

6.0		INSURANCE AND INDEMNIFICATION	11
	6.1	TENANT INSURANCE	11
	6.2	ACTS CONFLICTING WITH INSURANCE	12
	6.3	INDEMNITY TO LANDLORD	13
	6.4	RESPONSIBILITY FOR INJURIES, LOSS, DAMAGE	13
	6.5	NO LIABILITY FOR INDIRECT DAMAGES	13

7.0		DISPOSITIONS	14
	7.1	ASSIGNING OR SUBLETTING	14
	7.2	SUBORDINATION	14
	7.3	SALE BY LANDLORD	14
	7.4	PEACEFUL SURRENDER	14

8.0		LANDLORD’S COVENANTS	15
	8.1	QUIET ENJOYMENT	15
	8.2	LANDLORD’S COVENANTS	15
	8.3	LANDLORD’S WORK	17
	8.4	LANDLORD’S RIGHT TO INSPECT, LANDLORD SIGNS	18

9.0		DEFAULT	18
	9.1	DEFAULT	18
	9.2	BANKRUPTCY, ETC.	18
	9.3	CERTAIN CONSEQUENCES OF RE-ENTRY	18
	9.4	LANDLORD MAY PERFORM TENANT’S OBLIGATIONS	19
	9.5	INABILITY TO PERFORM	19
	9.6	DISTRESS	19
	9.7	LANDLORD’S COSTS IN ENFORCING LEASE	19
	9.8	RIGHTS CUMULATIVE	19
	9.9	WAIVER	19
	9.10	INTEREST	20

10.0		DAMAGE AND DESTRUCTION/EXPROPRIATION	20
	10.1	DAMAGE OR DESTRUCTION OF PREMISES	20
	10.2	EXPROPRIATION	21
	10.3	DEMOLITION	21

11.0		MISCELLANEOUS	21
	11.1	LANDLORD-TENANT RELATIONSHIP	21
	11.2	ENUREMENT	21
	11.3	HOLDING OVER	21
	11.4	REGISTRATION	21
	11.5	NO CHANGES OR WAIVERS	22
	11.6	NOTICES	22
	11.7	CERTIFICATES	22
	11.8	BRITISH COLUMBIA LAW	22
	11.9	INTERPRETATION	22
	11.10	PROVISIONS SEVERABLE	22
	11.11	HEADINGS	22
	11.12	COUNTERPARTS	22
	11.13	OPTION TO RENEW	22

SCHEDULES

SCHEDULE ‘A’	- Plan of Premises

SCHEDULE ‘B’	- Rules and Regulations

SCHEDULE ‘C’	- Covenantor’s Provisions
Environmental Covenants

SCHEDULE ‘D’	– Lease Terms

THIS LEASE dated for reference the 15th day of December, 2009.

BETWEEN:

Duft Enterprises Corp.

635 Columbia Street

New Westminster, BC

V3M 1A7

(the “Landlord”)

AND: Orchid	Cellmark ULC

635 Columbia Street

New Westminster, BC

V3M 1A7

(the “Tenant”)

1.0 SUMMARY OF TERMS

1.1 TERMS. Subject to any inconsistency between these summary terms and the remainder of this Lease, the following terms are a part of this Lease:

(1)	Property Legal Description	Lot 21, Block 13, Plan 2620 otherwise known as
635 Columbia Street, New Westminster, BC V3M 1A7
(2)	Description of Tenant:	Orchid Cellmark ULC
	Address for Tenant:	635 Columbia Street, New Westminster, BC V3M 1A7
(3)	Operating Name:	Orchid Cellmark ULC
(4)	Description of Covenantor:	<>
(5)	Address of Covenantor:	<>
(6)	Premises:	Outlined in thick black or red line on Schedule “A”
(7)	Address of Premises:	635 Columbia Street, New Westminster, BC V3M 1A7
(8)	Gross Area:	See Schedule D
(9)	Term:	three years from January 1, 2010 (the “Lease
Commencement Date”)
(10)	Termination Date:	December 31, 2012
(11)	Renewal Term:	<>Year Option to Renew
(12)	Notice of Renewal:	Six full months written notice

(13)	Rent:	See Schedule D
(14)	Proportionate Share of CAM:	See Schedule D
	Estimated CAM	See Schedule D
	GST	See Schedule D
	Total payment	See Schedule D
(15)	Deposit Received:	$8,704.69
(16)	Percentage Rent:	<>
(17)	Notice to Vacate:	<>
(18)	Permitted Use of Premises:	Professional services or business offices
(19)	Fixturing Period:	<>
(20)	Base Rent Free:	<>

In the event of any inconsistencies between this paragraph and the other provisions of this Lease, the other provisions of the lease will prevail.

1.2 DEFINITIONS. In this Lease, unless otherwise stated, the following terms shall have the following meanings:

(1)	“Business Day” means every day except Sundays and statutory holidays;

(2)	“Business Hours” means the hours on Business Days from 8:00 a.m. to 6:00 p.m. Monday to Friday and 8:00 a.m. to 1:00 p.m. on Saturday;

(3)	“Common Areas” means all parts of the Property and Building from time to time designated as common areas by the Landlord, including hallways, common washrooms, roofs, parking areas, stairwells, sidewalks, common loading areas, administration offices, telephone, meter rooms, valve, mechanical, mail and janitor rooms and storage areas not occupied by tenants of the Building and landscaped areas;

(4)	“Common Costs” means all costs, expenses, charges and outlays, without duplication, in connection with or related to the maintenance, repair, management and operation of the Common Areas and the Property, including but not limited to, but subject to the proviso contained in this section 1.1(5):

(i)	all risk commercial form of fire and comprehensive insurance policy with replacement value coverage on the Property and the Building; public liability insurance; rental loss insurance for a maximum period of eighteen months; earthquake and all other insurance coverage in relation to the Property and Building the Landlord places;

(ii)	heating ventilation and air conditioning costs, electricity, hot and cold water, gas, oil, telephone, utilities, painting, window cleaning, garbage collection and removal, snow removal, gardening, landscaping, security and janitorial services; replacing fixtures, ballasts and tubes; costs of washrooms in the Common Areas; roof repairs and replacements;

(iii)	an allowance for depreciation of personal property, fixtures and equipment used in operating, repairing and/or maintaining the Property, calculated in accordance with generally accepted accounting principles;

(iv)	license fees payable by the Landlord in relation to the Property and Building; installations, additions or other work to the Property of Building made as a result of any government requirement;

(v)	fees, salaries, benefits and other remuneration of on-site employees and consultants providing services in relation to the operation, management repair, and maintenance of the Property and Building;

(vi)	all other expenses, costs, charges and outlays whatsoever in connection with or related to the Common Areas and the maintenance, repair, management and operation of the Common Areas, save and except for structural expenses and Landlord’s non-operating expenses; and

(vii)	an allowance for the Landlord’s overhead, management and administrative costs not to exceed five percent (5%) of the Gross Rent payable by the Tenant to the Landlord under this Lease.

(5)	“Gross Area” means the area of the Premises plus:

area of the Common Areas on the floor on which the Premises are located	x	area of the Premises area of all premises set aside by the Landlord for leasing to tenants on the floor on which the Premises are located all as measured in square feet by the Landlord’s British Columbia land surveyor in accordance with the measurement standards of the Building Owners and Managers Association International (BOMA);

(6)	“Property” means the Building, surrounding lands and related improvements described in 1.1(1);

(7)	“Proportionate Share” means the percentage in paragraph 1.1(14), calculated as that fraction which has as its numerator the area of the Premises and as its denominator the area of all leasable premises within the Building (excluding common, storage and parking areas), as calculated by the Landlord on the basis of the Building Owners and Managers Association (BOMA) International measurement standards, which the parties agree shall be as set forth in Schedule D to this Lease;

(8)	“Taxes” means all taxes, school taxes, local improvement taxes, sewer, water and utilities taxes, and all other rates, charges, duties, levies and assessments whatsoever whether municipal, governmental, provincial, federal, school or otherwise, imposed, assessed or charged on or in respect of the Property, the Building and all improvements, or on the Landlord on account of same, including all taxes in the future levied in lieu of or in replacement of the foregoing, but excluding any tax attracted by the Tenant’s improvements and equipment and otherwise payable by the Tenant under this Lease and any taxes assessed on the income or profits of the Landlord;

(9)	“Tenant Taxes” means all goods and services taxes, value added taxes and other taxes, except Taxes as defined in subparagraph 1.2(8) rates, and assessments levied against the Landlord, the Tenant, the Property or the Premises in respect of or as a result of this Lease, the Gross Rent or Additional Rent, and/or any chattels, machinery, equipment, improvements or tenant’s fixtures erected or placed on or affixed to the Premises, by or on behalf of the Tenant, including all such taxes in the future levied in lieu of or in replacement of the foregoing; and

(10)	“Term” means the term of this Lease described in paragraph 2.2 and any extensions and renewals.

2.0 DEMISE AND TERM

2.1 DEMISE, PREMISES. In consideration of the rents, covenants, conditions and agreements on the part of the Tenant to be paid, observed and performed, the Landlord demises and leases to the Tenant and the Tenant takes and rents on the terms of this Lease, the premises (the “Premises”) located at the address in British Columbia given in paragraph 1.1(7), outlined in thick black or red line on Schedule “A” to this Lease, consisting of a portion of a building (the “Building”) located on and forming part of the Property. The parties understand and agree that the amount of square feet leased to the Tenant as part of the Premises shall increase by 80 square feet when the stairwell to the basement is closed off (as contemplated by Section 8.2(14) below). The parties further understand and agree that the amount of Gross Rent plus GST payable under this Lease shall be as set forth on Schedule D to this Lease and such amounts payable shall be adjusted as set forth on Schedule D at such time as the stairwell to the basement is closed off.

2.2 TERM. To have and to hold the Premises unto the Tenant for the term given in paragraph 1.1(9), subject to the payment of Basic Rent and Additional Rent as herein defined and the fulfillment by the Tenant of its obligations under this Lease, unless earlier terminated as set out in this Lease.

2.3 LICENSE TO USE COMMON AREAS. The Landlord grants to the Tenant for the Term as an appurtenant part of this Lease, for use by the Tenant and its agents, invitees, servants, employees, licensees and customers, in common with the Landlord and other tenants and their respective agents, invitees, servants, employees, licensees and customers, the non-exclusive right and license to use the Common Areas for the purposes and subject to the covenants and conditions provided in this Lease. Without limiting the generality of the foregoing, such license of use includes:

(1)	the right to use the parking areas, if any (excluding those portions thereof allocated to a tenant or licensee) for the purposes of pedestrian and vehicular access to and from the Building and the parking of vehicles in parking spaces provided therein, and

(2)	the right to use the public washrooms, corridors, entrances and exits to buildings and all other facilities provided for common use and enjoyment as part of the Common Areas.

3.0 RENT AND OTHER PAYMENTS

3.1 RENT. Yielding to the Landlord during the Term, rent for the Premises, without set off or deduction, in Canadian money as follows:

(1)	rent and CAM (the “Gross Rent”), payable plus GST, in monthly payments in advance on the 1st day of every month, in the amounts set forth on Schedule D to this Lease (and as adjusted in accordance with Section 2.1 above); and

(2)	additional rent (“Additional Rent”), being all other amounts due and payable by the Tenant pursuant to this Lease plus GST. Unless otherwise specified in this Lease, the Tenant shall pay Additional Rent to the Landlord within seven days after written notice of it is given by the Landlord to the Tenant.

The Tenant shall make all payments required to be made by it under this Lease to the Landlord at its address set out on page one, or at any other address the Landlord from time to time designates by written notice to the Tenant.

If the Term begins or ends or there is any alteration in Gross Rent on any day other than when Basic Rent is payable under subparagraph 3.1(1), rent for the applicable fractions of a month will be adjusted pro rata.

3.2 ADDITIONAL RENT. All money payable by the Tenant under this Lease and money paid or costs incurred by the Landlord, which ought to have been paid or incurred by the Tenant to any party, or for which the Landlord is entitled to reimbursement from the Tenant:

(1)	will unless otherwise stipulated herein be payable by the Tenant to the Landlord as Additional Rent seven days after the Tenant has received written notice of same and

(2)	may be recovered by the Landlord as Additional Rent and by any and all remedies available to the Landlord for the recovery of rent.

3.3 PAYMENT OF TAXES. The Tenant shall pay to the Landlord the Tenant’s Proportionate Share of the Taxes as follows:

(1)

the Landlord shall estimate the Taxes for each year of the term or its fiscal period, as the Landlord elects, and notify the Tenant in writing of its share. The Tenant shall pay 1/12th of the Landlord’s estimate of the Tenant’s Proportionate Share of the Taxes in advance with each monthly installment of Basic Rent payable throughout that period, which will be adjusted if the Landlord later re-estimates the Taxes for such period or the remaining portion; and

(2)	the Landlord shall advise the Tenant of the actual amount of Taxes for such period and the Tenant’s Proportionate Share of the Taxes after the end of such period in reasonable detail, which will be binding on the parties, unless the tenant gives written notice of objection within 60 days after receiving the same. Within 30 days after receipt of that advice from the Landlord, the Tenant shall pay to the Landlord any underpayment by the tenant of its Proportionate Share of the Taxes for the period or the Landlord shall credit the Tenant in respect of any overpayment.

3.4 TENANT TAXES. The Tenant shall pay to the Landlord all Tenant Taxes, within 10 Business Days after demand by the Landlord. If the Term of this Lease ends when the actual amount of the Tenant Taxes for that year is unknown, the Tenant shall, on or before the end of the Term, pay to the Landlord the Landlord’s estimate of Tenant Taxes for that year. A further adjustment, if necessary, will be made between the Landlord and the Tenant when the actual amount of the Tenant Taxes is known.

3.5 RIGHT OF APPEAL. The Tenant shall have the right at its own expense in the name of the Landlord to appeal any assessment, Taxes or Tenant Taxes imposed in respect of the Premises, but the Tenant shall indemnify the Landlord against all costs and charges arising from such appeals including all resulting increases in assessments or taxes.

3.6 COMMON COSTS. The Tenant shall pay to the Landlord its Proportionate Share of Common Costs as follows:

(1)	the Landlord shall estimate the Common Costs for each year of the Term or its fiscal period, as the Landlord elects, and notify the Tenant in writing of its share. The Tenant shall pay 1/12th of the Landlord’s estimate of the Tenant’s Proportionate Share of Common Costs in advance with each monthly installment of Basic Rent payable throughout that period, which will be adjusted if the Landlord later re-estimates the Common Costs for such period or the remaining portion;

(2)	the Landlord shall advise the Tenant of the actual amount of Common Costs for such period and the Tenant’s Proportionate Share after the end of such period in reasonable detail, which will be binding on the parties, unless the Tenant gives written notice of objection within 60 days after receiving same. Within 30 days after receipt of that advice from the Landlord, the Tenant shall pay to the Landlord any underpayment by the Tenant of its Proportionate Share of Common Costs for the period or the Landlord shall credit the Tenant in respect of any overpayment; and

(3)	if the Landlord is required to prepay any Common Costs or pay any Common Costs more frequently than required at the beginning of the Term, the Tenant shall pay to the Landlord its Proportionate Share of those Common Costs, within seven days after the written request of the Landlord, to allow the Landlord to pay those Common Costs in a timely manner.

3.7 OTHER EXPENSES AND OUTLAYS. Provided that the tenant is not required to make any structural repairs, the Tenant shall pay for all other expenses, costs and outlays whatsoever in connection with the Premises and this tenancy not otherwise set out in this Lease, with the intent that the Landlord shall have no expenses, costs, or outlays whatsoever in connection with the Premises or this tenancy except as specifically set out in this Lease.

3.8 BUSINESS TAX, ETC. The Tenant shall pay when due all business taxes and other taxes, charges, levies, licenses and expenses levied on the Tenant or Landlord in respect of the Tenant’s business, use or occupancy of the Premises including interest and penalties for late payment.

3.9 EVIDENCE OF PAYMENTS. The Tenant shall deliver to the Landlord from time to time evidence satisfactory to the Landlord of the payment by the Tenant of all payments required by the Tenant under this Lease, within seven days after written request by the Landlord.

3.10 DEPOSIT. A deposit in the amount set out in Section 1.1(15) hereto payable to the Landlord is delivered herewith to be held by the Landlord without any liability whatsoever on the part of the Landlord for the payment of interest thereon, to be applied first towards the gross rent due for the first and last months of the Term (the “Deposit”) for the faithful performance by the Tenant of the terms, covenants and conditions of this Offer to Lease and of the Lease during the Term. The Tenant understands and agrees that any portion of this Deposit may, at the Landlord’s option, be applied towards the payment of overdue or unpaid Rent or be applied as compensation to the Landlord for any loss or damage sustained with respect to the breach on the part of the Tenant of any terms, covenants and conditions of this Offer to Lease or the Lease, provided in all cases, however, that the Tenant’s liability is not limited to the amount of this Deposit. The Tenant shall pay to the Landlord any amount necessary to reinstate the amount, if any, remaining of the Deposit to a total equal to one month’s rent within five (5) days of receipt of written notice from the Landlord, failing which the Landlord shall have all rights and remedies as if such amount was rent in arrears.

4.0 TENANT’S OPERATING COVENANTS

4.1 PAY RENT. The Tenant shall pay to the Landlord, without notice or demand, the Gross Rent set out in Schedule D to this Lease in the manner provided by this Lease.

4.2 USE OF PREMISES. The Tenant shall not allow the Premises to be used for any purpose other than for the uses given in 1.1(18), nor by anyone other than the Tenant, its agents, employees and invitees. It is the Tenant’s sole responsibility to ensure that the Premises can be used for those purposes and to obtain any necessary permits, licenses and government approvals, at the Tenant’s cost.

4.3 NO NUISANCE ETC. The Tenant shall not permit to be carried on in the Premises any noisy, illegal, noxious, hazardous, immoral or offensive activity. The Tenant shall not permit anything to be done in or about the Premises which may cause or permit annoying noises or vibrations or offensive odors to issue from the Premises or which may cause nuisance, annoyance, damage or disturbance to the Landlord or the occupants or owners of the Property or other premises in the vicinity of the Property, so as in the opinion of the Landlord to render the Premises or the Property or any part thereof less desirable or injure the reputation thereof as a first-class building.

4.4 COMPLY WITH LAWS. The Tenant shall at its expense promptly comply with all laws, ordinances by-laws, regulations, requirements and recommendations of all government and other authorities or associations of insurance underwriters or agents applicable to the Tenant, its business or use of the Premises, and all related notices served on the Landlord or the Tenant.

4.5 COMPLY WITH RULES. The Tenant shall ensure that the rules and regulations set out in Schedule “B” with all variations and additions which the Landlord from time to time makes and of which the Landlord gives written notice to the Tenant, are strictly observed and performed by the Tenant, its agents, employees, invitees and customers. All such rules and regulations will be part of this Lease. The Landlord is not obligated to enforce the foregoing rules, regulations, terms, covenants or conditions in any other lease against any other tenant and the Landlord shall not be liable to the Tenant for the violation of same by any other tenant, its employees, agents or licensees.

4.6 SIGNS. The Tenant shall not place or allow any sign, notice, awning or advertisement on or visible from the outside of the Premises, the Building or any Common Area, without the prior written approval of the Landlord. The cost of same will be paid by the Tenant, unless otherwise specified in this Lease. The Landlord may prescribe a standard or pattern for the Tenant’s identification signs on the outside of the Premises or the Building. At the request of the Landlord not later than 180 days after the end of the Term, the Tenant shall at its own expense remove any or all of its signs, awnings and advertisements located on or about the Premises as designated by the Landlord and restore all portions of the Premises affected thereby to their former condition.

4.7 UTILITIES. The Tenant shall promptly pay all telephone, electric, oil, gas, water, garbage, scavenging and other utility charges in connection with or consumed on the Premises. If there is not a separate meter for measuring any utility used in the Premises, the Tenant shall pay to the Landlord in advance by monthly instalments the amount estimated by the Landlord from time to time as the Tenant’s share of such utilities. The Tenant shall immediately advise the Landlord of any appliances or machines installed by the Tenant likely to consume large amounts of electricity. The Tenant shall at the request of the Landlord from time to time deliver to the Landlord a list of all appliances, equipment and machines used in the Premises. If the Landlord pays any of the Tenant’s utilities, the Tenant shall immediately reimburse the Landlord.

4.8 CARE OF PREMISES. The Tenant shall take good care of the Premises, keep them in a clean, tidy and healthy condition in accordance with any governmental laws or regulations and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector or other proper officers of the applicable municipality or other agencies having jurisdiction or the insurers of the Landlord, and not allow the Premises to become unsightly or hazardous.

4.9 DAMAGING EQUIPMENT. The Tenant shall not use the Premises so as to impair the efficient and proper operation of any HVAC or sprinkler system or other equipment located in or about the Premises.

4.10 CARRYING ON BUSINESS. The Tenant shall operate its business in a reputable and businesslike manner, and maintain reasonable hours of operation of its business.

4.11 DAMAGE TO PREMISES. The Tenant shall reimburse the Landlord for all costs incurred by the Landlord in repairing damage caused to the Premises, its furnishings and amenities and the Property as a result of the negligence, willful act or omission of the Tenant, its invitees, licensees, agents, employees, customers, clients or other persons in or about the Premises.

4.12 NOTICE OF DAMAGES OR DEFECTS. The Tenant shall give the Landlord prompt written notice of: any damage to or defect in the heating and air conditioning system, water pipes, plumbing system, gas pipes, telephone lines, or electric light; any other casualty, including without limitation damage by fire or water to the Premises or Property; or the presence of rodents or pests in or about the Premises or the Property; of which the Tenant or its agents or employees may be aware.

5.0 REPAIRS AND ALTERATIONS

5.1 REPAIRS. The Tenant shall maintain, repair and keep the Premises, with all appurtenances, equipment and fixtures including locks, glass doors and windows in good order and repair as a careful owner would do, in accordance with the standard of the specifications of the building and the approval of the Landlord, save and except for reasonable wear and tear and structural repairs which are the responsibility of the Landlord. The Tenant is responsible for all damage to the Premises caused by its customers, clients, invitees or licensees.

5.2 RIGHT TO INSPECT AND REPAIR. The Landlord and its agent shall have the right at all times on at least 24 hours notice to enter the Premises, examine its condition, and the Tenant shall within 14 days after receipt of written notice, make the repairs and replacements the Landlord requires to comply with paragraph 5.1. If the Tenant fails to do so within that time, the Landlord or its agents may on reasonable notice enter the Premises and at the Tenant’s expense, perform and carry out those repairs and replacements, and the Landlord will not be liable to the Tenant for any inconvenience, annoyance, loss of business or any injury or damage suffered by the Tenant by reason of the Landlord effecting such repairs unless caused by the negligence of the Landlord, its agent or employees. The Landlord is entitled to enter the Premises without notice in the event of an emergency.

5.3 LANDLORD’S CONSENT REQUIRED. The Tenant shall not make any repairs, alterations, installations, additions, removals, or improvements (collectively “Improvements”) in or about the Premises or do anything which might affect the operation of the lighting, plumbing, water, HVAC, or structure of the Building without having submitted adequate plans and specifications to the Landlord and having obtained the Landlord’s prior written consent, such consent not to be unreasonably withheld. All work consented to by the Landlord will be done at the Tenant’s expense and at the times and in the manner the Landlord requires by contractors or tradesman previously approved in writing by the Landlord. The Landlord warrants that the Premises meet the Landlord’s standards as of the Lease Commencement Date.

5.4 CARRYING OUT IMPROVEMENTS. The Tenant shall promptly pay for all authorized Improvements, obtain necessary approvals from all governmental authorities and carry them out in a good and workmanlike manner in accordance with high quality standards and all statutes, regulations, by-laws and directions of applicable governmental authorities. The Tenant shall also pay to the Landlord the amount of all increases of insurance premiums or Taxes resulting from any such transactions. All Improvements made by the Landlord or the Tenant on the Premises including but without restricting the foregoing, wall to wall carpeting, wall and floor coverings, light fixtures, electrical, plumbing and heating fixtures and supplies, partitions and built-in furniture, will be the property of the Landlord and considered as part of the Premises.

5.5 TENANT’S REMOVAL OF FIXTURES, ETC. Subject to paragraph 5.4, the Tenant may at the end of the Term, remove from the Premises all movable and unattached furniture, machinery, fittings, shelving, supplies, counters, chattels and equipment brought onto the Premises by the Tenant constituting trade fixtures, but in removing them the Tenant shall not damage the Premises, and shall promptly repair any damage caused.

5.6 GOODS, CHATTELS NOT TO BE DISPOSED OF. The Tenant shall not except in the ordinary course of business remove from the Premises or sell in bulk any goods, chattels or fixtures until all Basic Rent and Additional Rent owing during the Term has been fully paid. The Tenant shall not under any circumstances remove from the Premises any plumbing, electrical, or HVAC fixtures or equipment or other building services.

5.7 MANDATORY REMOVAL OF FIXTURES, ETC. The Landlord may, by written notice to the Tenant not later than 90 days after the end of this Lease, require the Tenant to remove all or any part of the Tenant’s property and any fixtures, Improvements, or fittings to the Premises installed by the Tenant or by the Landlord on behalf of the Tenant and to restore the Premises to their condition at the beginning of the Term, ordinary wear and tear excepted, which will be done at the Tenant’s expense. The Tenant shall at its expense repair all resulting damage to the Premises, ordinary wear and tear excepted. If the Tenant does not remove them within 10 days after such written notice, the Landlord may do so and the Tenant shall immediately pay the reasonable cost of same to the Landlord. The Landlord shall not be responsible for any loss or damage to the Tenant’s property caused by that removal. Subject to the notice provision in the first sentence of this section, if the Tenant does not remove any of its property on the expiration of the Term or on the termination of this Lease by the Landlord in the event of the Tenant’s default, such property shall become the Landlord’s property.

5.8 LIENS AND ENCUMBRANCES. The Tenant shall keep the Property free from and immediately discharge all liens, claims of lien and other encumbrances filed against the Premises, Property by or as a result of the actions or default of the Tenant or any contractor, subcontractor, supplier, consultant, worker or other person engaged by the Tenant or any contractor of the Tenant or for whom the Tenant is legally responsible or who has done work or provided labour, materials or services in respect of the Premises. If Tenant fails to do so, the Landlord may pay into Court or into a lawyer’s trust account the amount required to obtain a discharge of such lien or encumbrance. The Tenant shall pay to the Landlord all amounts paid or incurred and all actual legal and other fees, costs and disbursements in respect of those proceedings, on a full-indemnity basis. The Tenant shall also indemnify and save harmless the Landlord from and against all damages suffered by the Landlord as a result of those liens and encumbrances. Prior to permitting any work to be done on the Premises, at the request of the Landlord, the Tenant shall post and during the work keep posted in prominent locations on the Premises at least two notices signed by the Landlord indicating that the Landlord will not be responsible for such work or improvements. If requested by the Landlord, the Tenant shall allow the Landlord to post such notices, and shall not remove same.

5.9 NO REPRESENTATIONS BY LANDLORD. There are no promises, representations or undertakings by or binding on the Landlord with respect to any alteration, remodeling or decorating, or installation of equipment or fixtures in the Premises or the possible use(s) of the Premises or with respect to any other matter, except as expressly set out in this Lease.

6.0 INSURANCE AND INDEMNIFICATION

6.1 TENANT INSURANCE The Tenant shall maintain in force:

(1)	glass insurance, with the Landlord as a named insured and for the benefit of the Landlord and the Tenant, covering all glass and plate glass in or part of the Premises, including glass windows and doors, in an amount equal to its full insurable value;

(2)	comprehensive general public liability insurance, for the benefit of the Landlord and the Tenant, in amounts (not less than $2,000,000.00 per incident). designated by the Landlord in respect of claims for injury, death or property damage; such comprehensive general liability insurance shall, for the Tenant’s benefit only, include contractual liability insurance in the form and of a nature broad enough to insure the obligations imposed upon the Tenant under the terms of this Lease,

(3)	insurance in respect of fire and other extended perils customarily contained in an extended coverage endorsement and insured against by a prudent owner covering leasehold improvements, fixtures, furniture, inventory, equipment and personal property of the Tenant to their full insurable value. Such insurance will include the Landlord as a named insured as its interest may appear with respect to insured leasehold improvements. The Tenant shall make such proceeds available toward the repair or replacement of the insured property if this Lease is not terminated; and

(4)	such other insurance as the Landlord requires as a prudent landlord agreed to by the Tenant.

The Tenant shall effect all insurance with insurers and brokers licensed to carry on business in British Columbia who are acceptable to the Landlord and on terms satisfactory to the Landlord acting reasonably, and shall at minimum contain insurance coverage against all perils and hazards normally covered by standard policies in British Columbia. All insurance policies will contain a cross liability clause in favour of the Landlord as if the Landlord and Tenant were separately insured and a clause requiring the insurer not to cancel, alter or fail to renew the insurance without first giving the Landlord at least 30 days prior written notice.

The Tenant shall supply the Landlord with a certificate signed by an insurance agent or insurance company setting out in detail the particulars of its insurance coverage at the beginning of the Term and with respect to any new policies at least 30 days before the end of the existing policies. In the event of any loss or damage to the Property or if requested by the Landlord, the Tenant shall provide a copy of the policies in force with respect to such insurance coverage. If the Tenant does not maintain in force any required insurance or provide proof of insurance, the Landlord may take out insurance it deems appropriate, pay the premiums, and the Tenant shall pay to the Landlord the amount of the premium on the next Basic Rent payment date. If both the Landlord and the Tenant have claims to be indemnified under any insurance, the insurance proceeds will be applied first to the settlement of the claim of the Landlord and the balance to the settlement of the claim of the Tenant.

6.2 ACTS CONFLICTING WITH INSURANCE. The Tenant shall not do or omit or permit anything to be done or omitted by its employees, agents, customers, licensees, subtenants, or assignees which may render void or voidable or conflict with the requirements of any insurance policy relating to the Property or regulations of fire insurance underwriters applicable to such policy, or which may increase the premiums payable in respect of any such policy. If any policy is cancelled or threatened to be cancelled because of:

(1)	any act or omission,

(2)	the actual or intended occupation of the Premises, or

(3)	the nature of the business carried on

by the Tenant, its employees, agents, customers, licensees, subtenants, or assignees the Landlord shall have the right at its option to terminate this Lease immediately by giving notice of termination to the

Tenant. If the premiums payable in respect of any such policy are increased for any of the reasons given above in this paragraph 6.2, the Tenant shall at the Landlord’s request pay to the Landlord the amount by which those premiums are increased.

6.3 INDEMNITY TO LANDLORD. Except where the same is caused by the Landlord or for whom the Landlord is responsible in law, the Tenant shall indemnify and save harmless the Landlord from all liabilities, damages, costs, claims, suits and actions in connection with all:

(1)	breaches, and defaults in respect of any covenant, term or agreement of this Lease by the Tenant;

(2)	negligent or willful acts or omissions of the Tenant;

(3)	damage to property on or about the Premises, unless occurring solely as a result of the Landlord’s negligence; and

(4)	injuries to any licensee, invitee, agent or employee of the Tenant, and death resulting therefrom, occurring on or about the Premises as a result of a breach or default under this Lease, or any negligence or willful act, of the Tenant, its employees, agents, customers, invitees or licensees, including all costs and actual reasonable legal fees and disbursements of the Landlord on a full-indemnity basis. Notwithstanding any other provision of this Lease, the indemnity in this paragraph 6.3 will under all circumstances survive the end of this Lease.

6.4 RESPONSIBILITY FOR INJURIES, LOSS, DAMAGE. The Landlord is not responsible for any injury to any person or for any loss of or damage to property of the Tenant or other occupants of the Premises or their invitees, licensees, agents, employees or other persons in the Premises or while such person or property is in or about the Premises, the Property, or any related areaways, parking areas, lawns, sidewalks, steps, truck ways, platforms, corridors or stairways, including, without limiting the foregoing, that caused by theft or breakage, or by steam, water, rain or snow which may leak into or flow from the Building, the Property, any nearby lands or premises or any other place, or for any injury to any person or loss or damage attributable to wiring, smoke, anything done or omitted by any other tenant or for any other loss whatsoever with respect to the Premises and any business carried on therein, unless caused by the negligence of the Landlord or for whom the Landlord is responsible in law.

6.5 NO LIABILITY FOR INDIRECT DAMAGES. The Landlord is not liable for indirect or consequential damages for personal discomfort or illness caused by or in respect of the heating of the Premises, or the operation of any air conditioning equipment, elevators, plumbing or other equipment in or about the Property, provided the Landlord promptly takes all steps reasonably required to remedy any failure in the operation of any of the above described services.

7.0 DISPOSITIONS

7.1 ASSIGNING OR SUBLETTING. The Tenant shall not assign, sublet, transfer or enter into or a grant a license, concession, or right of occupancy (a “Disposition”) with respect to the Premises or any part without having previously requested in writing and obtained the written consent of the Landlord, which consent will not be unreasonably withheld. Without limiting the foregoing, the Landlord must be satisfied as to the respectability, reputation and financial responsibility of the person or other entity (an “Assignee”) to whom the Tenant wishes to make a Disposition. The Landlord may, as a condition of consenting, require an Assignee to agree in writing with the Landlord to fulfill all the obligations of the Tenant under this Lease and all directors, officers and shareholders of the Assignee to guarantee those obligations, on terms prepared by the Landlord’s solicitors. The Tenant shall promptly deliver to the Landlord all information the Landlord reasonably requires in respect of the proposed Assignee including its name, address, the nature of its business, proof of its financial responsibility and reputation and a copy of the form of assignment or other Disposition document proposed to be used.

Any Disposition to which the Landlord has consented will not release the Tenant from any of its obligations under this Lease. The Landlord’s acceptance of Rent from an Assignee who the Landlord has not consented to will not constitute a waiver of the requirement for consent. The Tenant shall pay promptly after request all the Landlord’s actual legal and other costs incurred in connection with the Tenant’s request for consent. No Disposition will be made to anyone carrying on a business the Landlord is obligated to restrict because of any other lease or agreement.

If the Tenant is a non-reporting body corporate, any direct or indirect change in the control or beneficial ownership of the Tenant to any person not presently a shareholder of the Tenant, by transfer or issuance of shares or otherwise, will be deemed a Disposition and subject to all the foregoing provisions of this paragraph 7.1.

7.2 SUBORDINATION. This Lease is subject and subordinate to all debentures, mortgages or other financial encumbrances at anytime registered in the applicable Land Title Office or the Registrar of Companies against the Property, regardless of the dates of registration. The Tenant shall promptly from time to time execute and deliver to the Landlord all documents or assurances the Landlord requires to effect this subordination. Any documents signed by the Tenant to evidence the foregoing subordination will provide that if the Tenant fulfils its obligations under this Lease, it will remain in full force notwithstanding any action taken by an encumbrance holder in respect of the Premises to enforce its encumbrance.

7.3 SALE BY LANDLORD. In the event of a sale, transfer or lease by the Landlord of the Premises or the Property or the assignment by the Landlord of this Lease or any interest under this Lease, the Landlord shall, without further agreement, to the extent that such purchaser, transferee or lessee has become bound by the covenants and obligations of the Landlord under this Lease, be released and relieved of all liability and obligations under this Lease.

7.4 PEACEFUL SURRENDER. At the end of the Term, the Tenant shall immediately peaceably surrender and yield up to the Landlord the Premises, its appurtenances, and all fixtures, improvements, and modifications, in a state of cleanliness and good repair, order and condition as is required by this Lease, without notice from the Landlord and deliver to the Landlord all keys to the Premises in the possession of the Tenant.

8.0 LANDLORD’S COVENANTS

8.1 QUIET ENJOYMENT. Upon the Tenant paying the rent and performing its other obligations under this Lease, the Tenant will be entitled to peaceably possess and enjoy the Premises for the Term without interruption or disturbance from the Landlord or any other persons lawfully claiming by, from or under the Landlord, except as specifically set out in this Lease.

8.2 LANDLORD’S COVENANTS. The Landlord covenants with the Tenant:

(1)	to pay the Taxes except the Tenant’s Taxes;

(2)	to insure and keep insured the Building to an amount not less than 80% of the replacement cost against all risk of loss or damage caused by or resulting from fire, lightning, explosion, malfunction or non-function of boilers, pipes or accessories in or upon the Building and all perils defined in the standard fire insurance peril supplementary contract customarily in use from time to time during the Term or any extensions thereof for similar structures;

(3)	to refund to the Tenant or, at the Landlord’s option, to credit against any amount owing by the Tenant to the Landlord , any excess payments made by the Tenant on account of the its Proportionate Share of the Taxes or Common Costs;

(4)	to provide heat to the Premises to an extent sufficient to maintain a reasonable temperature during Business Hours on Business Days, except during the making of repairs;

(5)	to supply water if possible and permissible by statute for washing and sanitary requirements of the Tenant and, at the Tenant’s request and expense, to make water available to the Premises for other reasonable uses of the Tenant;

(6)	to supply 110 volt electrical current to the premises sufficient for operating a normal business office;

(7)	to provide, maintain and operate during Business Hours on Business Days, except when repairs are being made, an air-conditioning system on an open floor basis, provided that the Landlord shall not be obliged to provide such air-conditioning:

(1)	in those areas of the Premises having exterior windows exposed to the sun where and when the Tenant fails to keep all such windows closed and to keep the window shading thereon fully closed,

(2)	in those areas of the Premises where the average amount of electric power supplied for illumination, business machines, office use and all purposes exceeds four watts per square foot of the Rentable Area,

(3)	in those areas of the Premises where the human occupation exceeds one person per hundred square feet of the Rentable Area,

(4)	in those areas of the Premises where the plans for extension of the air-conditioning system to service partitioned space has not been approved by the Landlord,

(5)	in those areas of the Premises partitioned and used as a storage area;

(8)	there is no elevator installed in the Premises;

(9)	to permit the Tenant, its employees, agents, invitees and other persons lawfully requiring communication with the Tenant to have the use during Business Hours in common with others of the main entrance and stairways and corridors leading to the Premises. At times other than Business Hours, the Tenant, its employees, agents, invitees and persons lawfully requiring communication with the Tenant shall have access to the Building and to the Premises only in accordance with the rules and regulations attached hereto or subsequently adopted by the Landlord;

(10)	to permit the Tenant, its employees, agents and invitees in common with others entitled thereto to use the washrooms in the Building on the floor or floors in which the Premises are situate unless there are washrooms situated within the Premises.

(11)	to provide janitorial services to the Premises at the request and expense of the Tenant. Such services shall be provided on Business Days only, excluding Saturdays, and after Business Hours only (except window cleaning), and shall include sweeping and cleaning of the floors and internal windows of the Premises, dusting of the desks, tables and other furniture of the Tenant, and removal of refuse from the Premises. Such services shall be provided at the Landlord’s direction without interference by the Tenant or its servants or employees, and the Landlord shall not be responsible for any act or omission on the part of the person or persons employed to perform such services;

(12)	to clean and maintain, if requested and at the expense of the Tenant, the light fixtures provided by the Landlord to the Premises, it being agreed by the Tenant that such cleaning and maintenance shall be performed exclusively by the Landlord or its contractors;

(13)	to show the Tenant’s name upon the directory board, if any, in the Building, but the Landlord shall, in its sole discretion, design the style of such identification and allocate the space on the directory board at the Tenant’s cost;

(14)	to modify the Premises during the Term, at the Landlord’s sole cost and expense, in accordance with the following and the floor plan attached to this Lease:

(1)	Construction to be scheduled when a new tenant rents the remaining 2/3 of the leasable space at the Building, all at times and in such a manner as to provide minimum disturbance to day to day operations and work schedule of the Tenant to the extent possible;

(2)	Remove 2 baseboard heaters;

(3)	Remove and reinstall kitchen wall “A”;

(4)	Remove and reinstall 5 large windows “F” and one sliding window “G”;

(5)	Install carpet in new office area “B”;

(6)	Install mud room wall “C”;

(7)	Install two new doors “D” and “E”;

(8)	Replace and repair ceiling where wall comes out;

(9)	A/C duct to be relocated to provide A/C to mud room; and

(10)	Stairwell to be relocated.

(15)	Subject to Article 10, the Landlord shall at all times during the Term maintain and keep or cause to be maintained and kept in a good and substantial state of repair, and operating condition and well painted

(1)	the exterior of the Premises (and the Building), all structural parts of the Premises (and the Building), the heating, ventilating and air conditioning system, the plumbing, electrical and other utility and mechanical systems in the Premises and all parts thereof, the roof and the weatherproof membrane of the roof of the Building, repairs, maintenance and replacements covered by any warranty period, and any repairs resulting from acts, omissions, default or negligence of the Landlord and persons for whom the Landlord is responsible, consistent with the standards of a prudent owner;

(2)	the balance of the improvements in the Property consistent with the standards of a prudent owner;

and accordingly, the Landlord shall from time to time whenever required, diligently carry out or cause to be carried out all appropriate repairs, replacements, rebuilding and restoration. The Landlord shall make all repairs required hereunder in a good and workmanlike manner, with all due diligence and in accordance with all the laws and regulations of governmental authorities having jurisdiction applicable thereto.

The Landlord’s obligations to repair hereunder shall be subject to the Landlord recovering the costs of the same as part of the Common Costs, if applicable. Except in the case of an emergency, the Landlord shall give to the Tenant as much written notice as possible of its intention to do any work which might result in any material interference with access to, egress from or visibility of the Premises. All such work shall be commenced promptly, shall be proceeded with diligently and shall be completed within such minimum period of time as may be reasonable in the circumstances having regard to the nature of such work.

8.3 LANDLORD’S WORK The Landlord may but shall not be obligated to make additions, improvements, installations and repairs to the Property other than the Premises. In this regard the Landlord may cause any obstruction of or interference with the use or enjoyment of the Premises that may reasonably be necessary, and may interrupt or suspend the supply of electricity, water or other services when necessary. Until same is completed there will be no abatement in rent, nor shall the Landlord be liable as a result.

Provided the Landlord does not unreasonably interfere with the Tenant’s use and enjoyment of the Premises, and with reasonable notice to the Tenant, the Landlord and all persons authorized by the Landlord may but shall not be obligated to use, install, maintain or repair pipes, wires, ducts or other installations in, under or through the Premises for or in connection with the supply of any services deemed advisable by the Landlord or for any other purposes reasonably required by the Landlord in relation to the Premises or any other premises on the Property. Those services may include, without limitation gas, electricity, water, sanitation, HVAC, and fire protection.

Provided the Landlord does not unreasonably interfere with the Tenant’s use and enjoyment of the Premises, and with reasonable notice to the Tenant, the Landlord and all persons authorized by the Landlord may but shall not be obligated to enter the Premises and make all decorations, repairs, alterations, improvements or additions the Landlord considers advisable or as required to comply with governmental requirements and regulations. The Landlord and all persons authorized by the Landlord are allowed to take all necessary material into the Premises and the rent under this Lease will not abate during that work.

8.4 LANDLORD’S RIGHT TO INSPECT, LANDLORD SIGNS. Any persons may inspect the Premises at all reasonable times by delivering to the Tenant on at least 24 hours notice a written direction to that effect signed by the Landlord. The Landlord shall have the right during the last six months of the Term to place on the Premises and the Property, a sign or notice that the Premises are for rent and containing other related information, and the Tenant will not remove that notice or permit it to be removed. The Landlord shall also have the right at any time to place on the Property or Building a sign stating that the Property is for sale.

9.0 DEFAULT

9.1 DEFAULT. If at any time:

(1)	the Tenant does not make any payment of Basic Rent or Additional Rent when it is due and payable, or

(2)	the Tenant or any other occupant of the Premises violates or fails to observe or perform any other covenant, agreement or obligation in this Lease, which has not been cured 7 days after written notice of same has been given by the Landlord to the Tenant.

the Landlord, in addition to any other available remedies, may at its option immediately cancel and terminate this Lease, re-enter and take possession of the Premises by force if necessary without previous notice, remove all persons and property and use such force and assistance as the Landlord deems advisable to recover possession of the Premises. In such case, all right, title and interest of the Tenant under this Lease will immediately cease and expire and the Tenant shall pay to the Landlord all the Landlord’s expenses of retaking possession, including legal fees and disbursements on a full-indemnity basis. The Landlord shall not be liable for any loss or damage to the Tenant’s property or business caused by any reasonable acts of the Landlord in exercise of its rights and remedies under this Lease.

9.2 BANKRUPTCY, ETC. If this Lease or any of the goods or chattels of the Tenant are seized or taken in execution or in attachment by any creditor of the Tenant, or if the Tenant makes any assignment for the benefit of creditors, or if a receiver, receiver and manager or receiver-manager is appointed in respect of any of the assets of the Tenant on or about the Premises, or if the Tenant is wound up or takes the benefit of any Act for bankrupt or insolvent debtors, then at the election of the Landlord this Lease shall immediately be forfeited and void and the Basic Rent and Additional Rent for the current month and the next 3 months will immediately become due and payable. In such case the Landlord shall at any time thereafter be entitled to re-enter and repossess the Premises in the same manner and with the same rights and protections as under paragraph 9.1 above.

9.3 CERTAIN CONSEQUENCES OF RE-ENTRY. If the Landlord re-enters the Premises, without limiting any other remedies available to the Landlord:

(1)	the Tenant shall pay on the first day of every month the Basic Rent and Additional Rent for the balance of the intended term of this Lease as if re-entry had not been made, less the actual amount received by the Landlord after re-entry from any subsequent leasing for the balance of the intended term. The Landlord agrees to use all reasonable efforts to re-let the Premises;

(2)	the Landlord will be entitled to re-let the Premises and the Tenant will be responsible to the Landlord for all damages suffered by the Landlord as a result of the Tenant’s breach or default.

Re-entry will not operate as a waiver or satisfaction in whole or in part of any right, claim or demand of the Landlord in connection with any breach or failure by the Tenant in respect of any of its obligations under this Lease.

9.4 LANDLORD MAY PERFORM TENANT’S OBLIGATIONS. If the Tenant fails to perform any of its obligations under this Lease, the Landlord may, if the Tenant has not remedied such failure within 15 business days after receiving notice thereof from the Landlord, cause the same to be performed and do all things necessary or incidental thereto, including without limitation the right to make repairs, installations, modifications, and spend money. All related payments, expenses, charges, fees and disbursements thereby incurred or paid by or on behalf of the Landlord will be immediately payable by the Tenant to the Landlord.

9.5 INABILITY TO PERFORM. The Landlord does not warrant that any obligation, service or facility to be performed or provided by it under this Lease or under any other agreement with the Tenant will be free from interruption or delay caused or required by maintenance, repairs, renewals, modifications, strikes, riots, insurrections, labour controversies, accidents, fuel shortages, government intervention, statute, law, force majeure, act of God or other causes beyond the Landlord’s reasonable control. During the period of such interruption the Landlord shall be relieved from such obligations, which will not be an eviction or disturbance of the Tenant’s enjoyment of the Premises, or render the Landlord liable in damages to the Tenant, or relieve the Tenant from its obligations under this Lease, provided the Landlord uses reasonable efforts to correct such interruption or delay.

9.6 DISTRESS. All the goods and personal property of the Tenant on the Premises or elsewhere will be liable to distress and sale by the Landlord for arrears of rent, including Basic Rent, Additional Rent and accelerated rent. None of the goods or personal property in the Premises will be exempt from distress or sale and the Tenant waives the benefit of all present and future statutes limiting or eliminating the Landlord’s right of distress. The Landlord may use all force it deems necessary to enter the Premises without being liable to any action or resulting loss or damage and the Tenant releases the Landlord from all actions, claims and demands in respect of such distress. The Landlord may follow any goods or personal property removed from the Premises by the Tenant for 90 days after such removal.

9.7 LANDLORD’S COSTS IN ENFORCING LEASE. In the event of a breach or default by the Tenant, the Landlord shall be entitled to collect from the Tenant immediately on demand, its actual costs and expenditures relating to such breach or the exercise of any right or remedy available to the Landlord under this Lease or otherwise, including without limitation its legal costs and disbursements on a full- indemnity basis.

9.8 RIGHTS CUMULATIVE. All rights and remedies of the Landlord under this Lease are cumulative and not alternative and are in addition to and do not restrict any other rights and remedies available to the Landlord in the event of any breach or default by the Tenant, which shall remain in full force and effect.

9.9 WAIVER. The failure of the Landlord to insist on strict performance of any obligation of the Tenant in this Lease or to exercise any right or option under this Lease will not be a waiver or relinquishment of that obligation or any other default under this Lease. The acceptance of any rent from or the performance of any obligation by anyone other than the Tenant will not be an admission by the Landlord of any right, title or interest of such person as a sub-tenant, assignee, transferee or otherwise in the place of the Tenant, nor shall it constitute a waiver of any breach of this Lease. If the Landlord makes an error in calculating or billing any money payable by the Tenant under this Lease, such will not be a waiver of the Landlord’s right to collect the money payable by the Tenant.

9.10 INTEREST. The Tenant shall pay to the Landlord interest equal to the prime rate as announced by BMO Bank of Montreal plus 5% per year on all money payable by the Tenant pursuant to this Lease or which the Landlord has paid on behalf of the Tenant, which has become overdue, as long as such payments remain unpaid by the Tenant, which interest will be recoverable as Additional Rent.

10.0 DAMAGE AND DESTRUCTION/EXPROPRIATION

10.1 DAMAGE OR DESTRUCTION OF PREMISES.

(1)	If the Premises are damaged or destroyed by perils covered by the Landlord’s insurance policy with respect to the Premises and unless that damage is caused by the negligence or fault of the Tenant, its employees or agents, the Basic and Additional Rent will abate in the proportion that the area of the Premises rendered unfit for occupancy bears to the area of all of the Premises until the Premises are rebuilt, and the area of the Premises will be considered to be the Gross Area. Unless this Lease is terminated as herein provided, the Landlord shall to the extent that insurance proceeds are available repair the Premises, except for alterations or improvements made by the Tenant. The Landlord shall not be liable to the Tenant for any loss or damage suffered by the Tenant as a result of delay arising because of adjustment of insurance by the Landlord, labour troubles or any other cause beyond the Landlord’s reasonable control.

(2)	If the Premises are damaged or destroyed by any cause, and in the opinion of the Landlord the Premises cannot be rebuilt or made fit for the purposes of the Tenant within 120 days after the date of such damage or destruction, instead of rebuilding or making the Premises fit for the Tenant, either the Landlord or the Tenant may, at its option, terminate this Lease by giving the party notice of termination within 90 days of such damage or destruction.

(3)	Whether or not the Premises are damaged, if at least 40% of the rentable area of the Building is damaged or destroyed, and in the opinion of the Landlord acting reasonably that area cannot be rebuilt or made fit for tenants within 120 days after the damage or destruction, the Landlord may by written notice to the Tenant within 90 days after such damage or destruction, terminate this Lease.

(4)	If the Landlord or the Tenant gives a notice under subparagraphs 10.1(2) or (3), rent and any other payments for which the Tenant is liable under this Lease will be apportioned and paid to the date that the Tenant vacates the Premises. In such event, this Lease will cease to exist on the effective date of the notice, not less than 60 days after the Landlord or the Tenant gives the other party such notice. As of that effective date, the parties will not be liable to fulfill their obligations under this Lease and the Tenant shall surrender to the Landlord vacant possession of the Premises.

10.2 EXPROPRIATION. If during the Term, all of the Premises are expropriated, condemned or otherwise taken by an authority having such power, the Term shall cease from the date of entry of that authority. If more than 30% of the area of the Premises is so acquired or condemned, this Lease will cease and terminate at either the Landlord’s or the Tenant’s option exercised by written notice to the other party not later than 10 days before the date (the “Expropriation Date”) on which possession is taken by that authority. If that option is not exercised, rent shall abate from the Expropriation Date in an amount mutually agreed on by the Landlord and the Tenant, or failing agreement, as determined by a sole arbitrator in accordance with the British Columbia Commercial Arbitration Act. In either event, the Landlord shall not be responsible for any loss, damage or expense suffered by the Tenant as a consequence of such acquisition, condemnation or taking, and either the Landlord or the Tenant or both shall be entitled to recover damages from that authority for the value of their interests and all other damages and expenses allowed by law.

10.3 DEMOLITION. Notwithstanding anything to the contrary contained in this Lease, the Tenant acknowledges and agrees that the Landlord shall be entitled at any time during the Term, to terminate this Lease without compensation to the Tenant upon not less than one hundred eighty (180) days notice thereof to the Tenant in the event that the Landlord intends to demolish the Premises or the Building for such purposes as the Landlord may deem appropriate. The Tenant covenants and agrees to peaceably deliver to the Landlord vacant possession of the Premises on or before the termination date specified in any such termination notice which may be delivered by the Landlord in accordance with this Article 10.3.

11.0 MISCELLANEOUS

11 .1 LANDLORD-TENANT RELATIONSHIP. The Landlord and Tenant declare their relationship is not a joint venture or partnership, or any other relationship than that of Landlord and Tenant.

11.2 ENUREMENT. This Lease will enure to the benefit of and be binding on the parties and their executors, administrators, and permitted successors and assigns.

11.3 HOLDING OVER. If the Tenant holds over after the end of the Term, and the Landlord accepts rent from the Tenant, the new tenancy will be a month to month tenancy, subject to the terms and covenants herein applicable to a month to month tenancy, except that:

(1)	it will be subject to termination by the Landlord on one month’s written notice to the Tenant;

(2)	there will be no right of renewal; and

(3)	the monthly Basic Rent payable will be increased by 50% above the monthly Basic Rent last payable under this Lease.

11.4 REGISTRATION. The Landlord does not represent that this Lease can be registered and the Tenant will not register it without the Landlord’s approval. Any registration of this Lease by the Tenant will be the sole responsibility of the Tenant, who will pay all costs incurred by the Landlord in attempting to put the lease in registrable form including without limiting the foregoing, surveyor’s fees and disbursements, the cost of plans, and actual legal fees and disbursements on a full-indemnity basis. If this Lease is registered by the Tenant, the Tenant must clear this Lease from title at its own expense at the end of the Term.

11.5 NO CHANGES OR WAIVERS. This Lease constitutes the entire agreement between the parties with respect to the Premises except as contained in any written agreement previously entered into by the parties, but in the event of conflict between such agreement and this Lease, this Lease shall prevail. No changes to or waiver of any of this Lease will be binding or enforceable unless reduced to writing, attached to and executed by the Landlord and the Tenant. The Landlord’s agents have no authority to amend this Lease unless duly authorized in writing by the Landlord to do so.

11.6 NOTICES. Any notice, request, demand, direction, or statement required or permitted under this Lease to the Tenant or the Landlord will be sufficiently given if delivered in person or by courier, facsimile or e-mail or mailed in British Columbia by double registered mail postage prepaid, to their addresses on page one. Any notice will be deemed to have been given on the date delivered or if mailed as aforesaid, on the sixth day after it was mailed. Either party may at any time give written notice to the other party of a change of address for notices, after which the altered address will be the address of the notifying party for notices.

11.7 CERTIFICATES. On the request of either party (the “Requesting Party”), the other party shall from time to time promptly provide to the Requesting Party, or to any other third party designated by the Requesting Party, certificates in writing as to the then current status of this Lease, including whether it is in full force and effect, modified or unmodified, the rent payable under this Lease, the state of the accounts between the Landlord and Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease as to which the Requesting Party shall request a certificate.

11.8 BRITISH COLUMBIA LAW. This Lease will be construed in accordance with the laws of British Columbia.

11.9 INTERPRETATION. If there are two or more Tenants, Covenantors or persons bound by the Tenant’s obligations under this Lease, their obligations are joint and several. All the obligations of the Tenant under this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision. All obligations of the Tenant are in force during the full Term, unless otherwise specified. The words “Tenant” or “Covenantor” (if applicable) and the personal pronoun “it” relating thereto and used therewith shall be read and construed as Tenants or Covenantors (if applicable) and “his”, “her”, or “its” or “their” respectively, as the number and gender of the party or parties referred to each require, and the number of the verb agreeing therewith will be construed and agreed with the said word or pronoun so substituted.

11.10 PROVISIONS SEVERABLE. If any provisions of this Lease are illegal or unenforceable, they will be considered separate and severable from this Lease and the remaining provisions will remain in force and be binding on the parties as if the severed provisions had not been included.

11.11 HEADINGS. The headings and index in this Lease do not form part of this Lease and are inserted for convenience of reference only.

11.12 COUNTERPARTS. This Lease may be executed in any number of counterparts, or by facsimile, each of which when delivered will be deemed to be an original, for all purposes and will constitute one and the same instrument, binding on the parties, notwithstanding that all the parties are not signatories of the same counterpart or facsimile.

11.13 OPTION TO RENEW. Provided that the Tenant is not in breach and has punctually met and performed each and every one of the covenants, provisos and agreements herein contained on the part of the Tenant to be performed in all material respects, the Landlord will, at the expiration of the Term and on the written request of the Tenant delivered or mailed to the Landlord not later than six months before the expiration of the Term, grant to the Tenant a renewal of this Lease of the Premises for a further term of <> years from the end of the Term on the same terms and conditions as in this Lease, except as to Base Rent, any abatements of rent, any contributions by the Landlord to the cost of Leasehold Improvements, any other incentives provided by the Landlord, and this right of renewal. The Landlord and the Tenant will make all reasonable efforts to reach agreement as to the annual rent for such <> year period not more than three months prior to the commencement of such <> year period and not less than two months prior to the commencement of such <> year period and failing such agreement such annual rent will be fixed under the provisions of the Commercial Arbitration Act, R.S.B.C. 1996, c. 55, and will be the fair market rent for the Premises, having regard to the rent then currently being charged for premises of a like kind, of a like age and condition, and in comparable locations in the City of New Westminster. Such annual rent will in any event be not less than the annual rent fixed in respect of the previous period for which annual rent has been fixed under this Lease.

WHEREFORE the parties to this Lease have executed this Lease as of the date first given above.

ORCHID CELLMARK ULC (“Tenant”)

Per:

/s/ William J. Thomas
Vice President and General Counsel

Duft Enterprises Corp. (“Landlord”)

Per:

/s/ Terrance Owen
Authorized Signatory

SCHEDULE “A”

1.1 SCHEDULE “B”

Rules and Regulations referred to in paragraph 4.5 of this Lease.

1.	No animals will be allowed on the Premises at any time, and no birds or animals may be fed on the Property without permission by the Landlord.

2.	The Premises will not be used as overnight sleeping accommodation, nor for manufacturing, nor for auction sales. The address of the Premises will not be given in an advertisement for labourers without the Landlord’s approval.

3.	Windows will not be left open so as to admit rain or snow. All doors and windows will be securely closed and locked and all water faucets and electric lights (except display lighting) turned off before the Tenant leaves the Premises.

4.	The Tenant shall not alter any existing locks nor attach any additional locks or similar devices to any door or window without the consent of the Landlord and the Landlord shall be permitted to retain one copy of all keys to the Premises.

5.	The Tenant shall not make any duplicate keys without the consent of the Landlord. All keys in respect of the Premises and the Building will be delivered to the Landlord immediately after the lease has terminated.

6.	The Tenant shall provide adequate receptacles for garbage and waste within the Premises and all of the Tenant’s garbage and waste will be placed in such containers.

7.	The following conduct is prohibited in the Building and on the Property without the prior written consent of the Landlord: canvassing, soliciting or peddling; installation of vending machines; obstruction of any sidewalk, entrance, elevator, stairway, corridor, hall, window, door or any other area outside the Premises except for access to the Premises.

8.	The Tenant shall not bring on the Premises any heavy equipment, motors, explosives, or other articles or substances of a dangerous nature, or anything else which might damage the Building or anything on the Property, without the consent of the Landlord. If it consents, the Landlord may prescribe the weight, time, and manner of the transportation or location of any heavy object brought into the Building or onto the Property.

9.	Freight or bulky matter of any description shall only be received in or carried in the building during hours approved by the Landlord.

10.	The Tenant shall employ efficient janitors or cleaners to wash and otherwise clean in a reasonable manner the Premises, including windows.

11.	The Tenant shall keep properly painted the painted portions of the Premises, and will install in the Premises only such window shades, drapes and floor coverings, and to apply only such wall coverings and paints as are first approved in writing by the Landlord, such approval not to be unreasonably withheld, and to cause the same to be installed or applied by competent workmen.

12.	Outside normal business hours, the Landlord may:

(a	require all persons entering and leaving the Building to register in any book(s) kept at or near the night entrance,

(b	prevent any person who does not have a pass in a form approved by the Landlord from entering or leaving the Building, or

(c	hold any person found in the Building without such pass under surveillance.

The Landlord shall have no responsibility for failure to enforce this rule.

13.	The Tenant shall not affix any broadloom, carpeting or vinyl type flooring to the Premises by means of an insoluble adhesive or similar product except as approved by the Landlord.

14.	Bicycles will not be brought inside or left outside the building on the Property, except secured to dedicated bicycle racks unless by permission of the Landlord.

15.	The Tenant shall be liable to the Landlord for all injuries, damages, costs and expenses caused by the infraction of any of the foregoing rules and regulations by the Tenant or its employees, agents, invitees or licensee.

SCHEDULE “C”

12.1 COVENANTOR’S PROVISIONS. The Covenantor acknowledges having requested the Landlord to enter into this Lease with the Tenant, that it is a condition of the Landlord entering into this Lease that the Covenantor become a party to this Lease and in consideration of the foregoing and for other good and valuable consideration received by the Covenantor from the landlord, the receipt and adequacy of which is acknowledged by the Covenantor:

12.2 in addition to and distinct from the agreements in paragraphs 12.3 and 12.4, the Covenantor guarantees to the Landlord the payment by the Tenant of all rents and other money at any time owing by the Tenant under this Lease and guarantees to the Landlord the punctual performance of all other obligations of the Tenant under this Lease; and

12.3 in addition to and distinct from the agreements in subparagraphs 12.2 and 12.4, the Covenantor as a primary obligor and not as a guarantor, covenants and agrees with the Landlord to pay all money payable by the Tenant under this Lease, adopts as the Covenantor’s own covenants and agreements every obligation of the Tenant under this Lease , and covenants and agrees with the Landlord to observe and perform every such obligation; and

12.4 in addition to and distinct from the agreements in subparagraphs 12.2 and 12.3, the Covenantor covenants and agrees to indemnify and save harmless the Landlord from and against all losses, damages, expenses, costs and liabilities whatsoever which arise from or are caused by the default or breach of the Tenant under this Lease.

The liability and obligations of the Covenantor pursuant to the foregoing subparagraphs will be joint and several if the Covenantor is more than one person and will not be released or affected by the bankruptcy, insolvency, receivership, reorganisation or winding up of the tenant, nor by any act, omission, indulgence, release, postponement, waiver, extension or other thing whatsoever done by or consented to by the Tenant or the landlord, except for the payment in full of all money at anytime owing or payable under this Lease and the performance of all the Tenant’s obligations under this Lease.

ENVIRONMENTAL COVENANTS. The Tenant covenants and agrees with the Landlord to:

•	develop and use the Premises only in compliance with all Environmental Laws,

•	permit the Landlord to investigate the Premises, any goods on the Premises and the Tenant’s records at any time and from time to time to verify such compliance with Environmental Laws and this Lease,

•

sat the reasonable request of the Landlord, obtain from time to time at the Tenant’s cost, a report from an independent consultant designated or approved by the Landlord verifying compliance with Environmental Laws and this Lease or the extent of any non-compliance therewith,

•	not store, manufacture, dispose, treat, generate, use, transport, remediate or release Environmental Contaminants on or from the Premises without notifying the Landlord in writing,

•	promptly remove any Environmental Contaminants from the Premises in a manner which conforms to Environmental Laws governing their removal, and

•	notify the Landlord in writing of:

(a) any enforcement, clean-up, removal, litigation or other governmental, regulatory, judicial or administrative action instituted, contemplated or threatened against the Tenants or the Premises pursuant to any Environmental Laws,

(b) all claims, actions, orders or investigations or threatened by any third party against the Tenant, the Premises relating to damage, contribution, cost recovery, compensation, loss or injuries resulting from any Environmental Contaminants or any breach of Environmental Laws, and

( c) the discovery of any Environmental Contaminants or any occurrence or condition on the Premises or any real property adjoining or in the vicinity of the Premises which could subject the Tenant or the Premises to any fines, penalties, orders or proceedings under any Environmental Laws.

The Tenant hereby authorizes the Landlord to make enquiries from time to time of any governmental authority with respect to the compliance by the Tenant with Environmental LAWS AND THE Tenant agrees that the Tenant will from time to time provide to the Landlord such written authorization as the Landlord may reasonably require in order to facilitate the obtaining of such information.

For the purposes of the above provisions of this paragraph:

“Environmental Contaminants” means any contaminants, pollutants, hazardous, corrosive or toxic substances, flammable materials, explosive materials, radioactive materials, microwaves, urea formaldehyde, asbestos, compounds known as chlorobiphenyls, special waste and any other substance or material the storage, manufacture, disposal, treatment, generation, use, transport, remediation or release of which into the environment is prohibited, regulated, controlled or licensed under Environmental Laws, and

“Environmental Laws” means any laws, statutes, regulations, orders, bylaws, permits or lawful requirements of any governmental authority with respect to environmental protection or regulating, controlling, licensing or prohibiting Environmental Contaminants.

The Landlord agrees that, not withstanding any Environmental Laws to the contrary, the Tenant shall only be required to clean-up and remove from the Premises and the Property, any Environmental Contaminants which are situate on the Premises or the Property as a result of the Tenant’s use and occupation thereof. The Tenant shall, at its sole expense, conduct a Phase 1 Environmental Audit at the commencement of the Term and at the end of the Term to determine if any such clean-up and removal is to be carried out by the Tenant.